                           SCHEDULE 14A INFORMATION
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                             EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement        [_] Confidential, For Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

                            DUPONT PHOTOMASKS, INC
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transaction applies:

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(2)  Aggregate number of securities to which transaction applies:

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(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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(4)  Proposed maximum aggregate value of transaction:

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(5)  Total fee paid:

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[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)  Amount Previously Paid:

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(2)  Form, Schedule or Registration Statement No.:

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(3)  Filing Party:

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(4)  Date Filed:

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

                            DuPont Photomasks, Inc.
                           131 Old Settlers Boulevard
                            Round Rock, Texas 78664
                                  512-310-6500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 24, 2000

To our Stockholders

   Notice is hereby given that our 2000 Annual Meeting of Stockholders will be held at the Driskill Hotel, 604 Brazos Street, Austin, Texas 78701, on Tuesday, October 24, 2000 at 10:00 a.m. local time and any adjournment thereof, for the following purposes:

     (1) To elect to our Board of Directors Class I directors to serve until our 2003 annual meeting of Stockholders, or until their successors are elected and qualify, subject to their prior death, resignation or removal.

     (2) To ratify the appointment of PricewaterhouseCoopers LLP, as independent public accountants for our company for the year ending June 30, 2001.

     (3) To transact such other business as may properly come before the meeting and any adjournments thereof.

   Our Board of Directors recommends an affirmative vote on the items described above. E. I. du Pont de Nemours and Company beneficially owned 6,068,272 shares (approximately 35.2%) of our common stock on the record date.

   Only stockholders of record at the close of business on September 1, 2000 are entitled to notice of and to vote at the annual meeting. All stockholders are cordially invited and urged to attend the meeting. Regardless of whether you expect to attend the meeting, you are requested to sign, date and return the accompanying proxy card in the enclosed self-addressed postage-paid envelope. You may still attend and vote in person at the annual meeting if you wish, even though you may have submitted your proxy prior to the meeting. If you attend the meeting and vote in person, your proxy will automatically be revoked and only your vote at the meeting will be counted. Our Bylaws require that the holders of a majority of the outstanding shares of our common stock entitled to vote be represented in person or by proxy at the meeting in order to constitute a quorum for the transaction of business. It is important that your shares be represented at the meeting in person or by proxy.

   Your support for us is greatly appreciated.

                                          By order of our Board of Directors

                                          /s/ Peter S. Kirlin

                                          PETER S. KIRLIN
                                          Chairman of our Board and Chief
                                           Executive Officer

September 15, 2000

                            DUPONT PHOTOMASKS, INC.
                           131 Old Settlers Boulevard
                            Round Rock, Texas 78664

                                PROXY STATEMENT

                      2000 Annual Meeting of Stockholders

                SOLICITATION, EXERCISE AND REVOCATION OF PROXIES

   The accompanying proxy is solicited on behalf of our Board of Directors to be voted at our 2000 Annual Meeting of Stockholders. Our annual meeting will be held at the Driskill Hotel, 604 Brazos Street, Austin, Texas 78701, on Tuesday, October 24, 2000 at 10:00 a.m. local time. In addition to the original solicitation by mail, certain of our regular employees may solicit proxies by telephone or in person. No specially engaged employees or solicitors will be retained for proxy solicitation purposes. All expenses of this solicitation, including the costs of preparing and mailing this proxy statement and the reimbursement of brokerage firms and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of shares, will be borne by us. You may vote in person at our annual meeting, if you wish, even though you have previously mailed in your proxy. This proxy statement and the accompanying proxy are being mailed to stockholders beginning on or about September 25, 2000. Unless otherwise indicated, "we," "us" and "our" mean DuPont Photomasks, Inc. and "DuPont" means E. I. du Pont de Nemours and Company or one of its wholly owned subsidiaries.

   All duly executed proxies will be voted in accordance with the instructions thereon. Stockholders who execute proxies, however, retain the right to revoke them at any time before they are voted. The revocation of a proxy will not be effective until written notice thereof has been given to our Secretary unless the stockholder granting such proxy votes in person at our annual meeting.

                              VOTING OF SECURITIES

   The record date for the determination of stockholders entitled to vote at our annual meeting is September 1, 2000. As of such date, we had outstanding 17,247,942 shares of our common stock, $.01 par value per share. Our common stock is the only class of our stock outstanding and entitled to vote at our annual meeting. Each stockholder is entitled to one vote for each share of our common stock held. All votes on the proposals set forth below will be taken by ballot. For purposes of the votes on all proposals set forth below, the holders of a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at our annual meeting. The stockholders present at our annual meeting may continue to transact business until adjournment, notwithstanding the subsequent withdrawal of enough stockholders to leave less than a quorum or the refusal of any stockholder present in person or by proxy to vote or participate in our annual meeting. Abstentions and broker non-votes (i.e.,the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE REQUESTED TO SIGN, DATE AND RETURN THE PROXY CARD AS SOON AS POSSIBLE, WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON.

                             ELECTION OF DIRECTORS
                                  (Proposal 1)

General Information

   Three directors are proposed to be elected at our annual meeting, all of whom are currently our directors. Our Bylaws provide for a board of not less than one nor more than fifteen directors, with the current number set at nine. Vacancies on our board may be filled by the majority vote of directors then in office or by the sole remaining director.

   Our board is divided into three classes as nearly equal in size as is practicable, designated Class I, Class II and Class III. The term of office of the Class I directors is expiring at this annual meeting, the term of office of the Class II directors will expire at the 2001 annual meeting and the term of office of the Class III directors will expire at the 2002 annual meeting, and directors in each class shall hold office until such annual meeting of stockholders or until his or her successor is elected and has qualified. When these initial terms expire, persons nominated to serve as each class of director shall be elected to hold office for three years.

   The persons named in the accompanying proxy may act with discretionary authority to vote for a new management nominee should any nominee named in this proxy statement become unavailable for election, although management is unaware of any circumstances likely to render any nominee unavailable for election. Unless the stockholder has specified otherwise, the persons named in the accompanying proxy will vote such stockholder's shares of our common stock in favor of the nominees listed below. Proxies cannot be voted for a greater number of persons than the number of nominees listed below.

Stockholder Approval

   The three nominees receiving the greatest number of votes at our annual meeting at which a quorum is present shall be elected, even if they receive less than a majority of the votes. Our Charter does not permit cumulative voting. Abstentions will not be counted towards the tabulation of votes cast for the election of any director.

Board Recommendation

   Our board believes that the election of the persons listed below as our directors is in the best interest of our company and our stockholders. Our board, therefore, recommends that you vote FOR the nominees and it is intended that the proxies not marked to the contrary will be so voted.

Nominees for Director

   The following table sets forth the name, age (as of September 1, 2000) and current position of each person who is a nominee for election as one of our directors:

Name                                       Age Current Postion Class of Director
----                                       --- --------------- -----------------
John L. Doyle.............................  68    Director          Class I
John W. Himes.............................  55    Director          Class I
John C. Hodgson...........................  56    Director          Class I

   John L. Doyle is a private consultant, having retired from the Hewlett-Packard Company in 1991. At the time of his retirement, he was Executive Vice President, Business Development with responsibility for Hewlett-Packard's integrated circuit facilities as well as acquisitions, mergers, planning, corporate purchasing, manufacturing and engineering. He was also a member of the Executive Committee. He is currently a director of Xilinx, Inc. and Analog Devices, Inc. He has been one of our directors since April 1996.

   John W. Himes is Senior Vice President, Corporate Strategy for DuPont. He joined DuPont in 1966 and has served in a variety of business management positions, including leadership of Dacron Polyester, Advanced Composites and Industrial Polymers. Mr. Himes was responsible for Human Resources and later Business Development in Asia for DuPont. He has been one of our directors since January 1998.

   John C. Hodgson is Group Vice President and General Manager of DuPont iTechnologies with additional responsibility for Advanced Fiber Systems, Nonwovens and Corian(R), a position he assumed in February 2000. He has been with DuPont for over 30 years and has served in a variety of management positions in the X-Ray, Electronics and Diagnostic businesses in the United States and in Geneva, Switzerland. From 1996 until assuming his current position, Mr. Hodgson served as Vice President and General Manager of the Photopolymer and Electronic Materials business unit. He has been one of our directors since April 1996.

                                Other Directors

Name                     Age                 Current Position                  Class of Director
----                     --- ------------------------------------------------- -----------------
Peter S. Kirlin.........  39 Chairman of the Board and Chief Executive Officer     Class III
Preston M. Adcox........  57 Director, President and Chief Operating Officer        Class II
Gary W. Pankonien.......  49 Director                                               Class II
Susan Vladuchick Sam....  52 Director                                               Class II
John C. Sargent.........  62 Director                                              Class III
Marshall C. Turner......  58 Director                                              Class III

   Peter S. Kirlin is our Chairman of the Board and Chief Executive Officer. From 1986 to 1988, he worked at American Cyanamid Corporation as a project leader and conducted post-graduate research projects at the University of Munich's Institute of Physical Chemistry. From 1988 until joining us in May 2000, he held various positions with ATMI, Inc., a supplier of materials, equipment and services used in the manufacture of semiconductors, most recently as Group Vice President, Technologies and Services. He has been one of our directors since May 2000.

   Preston M. Adcox is our President and Chief Operating Officer. He joined DuPont in 1967 and has held a number of manufacturing and technology management positions. He became a Managing Director in DuPont's semiconductor materials business in 1988 and had global responsibility for DuPont's photomask operations until 1996. He was a member of the Board of Directors of Etec Systems from 1990 to early 1995. From 1988 to 1999, he served on the Board of Directors of Semiconductor Industry Suppliers Association (formerly Semi-Sematech), an organization representing United States equipment and material suppliers to the semiconductor manufacturing industry. He has been an officer since our Initial Public Offering in June of 1996 and one of our directors since May 2000.

   Gary W. Pankonien is the President and Chief Operating Officer and serves on the board of directors of CALEB Technologies, Corp. He was previously Chairman and Chief Executive Officer of 1st TECH Molding and a private investor. He served as a director of Tanisys Technology, a manufacturer of memory modules, 1st TECH Molding and MagRabbit. Mr. Pankonien spent seven years at Compaq Computer Corporation where he served as the Notebook Computer Design and Operations Manager for three years. He co-developed and currently holds the patent for the first notebook computer as well as several other patents. Mr. Pankonien has over 20 years of management experience in the electronics industry and has extensive experience in offshore operations. He has been one of our directors since April 1996.

   Susan Vladuchick Sam is a private consultant, having retired from DuPont in 1999. She joined DuPont in 1969 and held a variety of management positions in research and development, human resources and manufacturing during the course of her career, including Director of Operations for DuPont Medical Products from 1993 to 1995, Director of Human Development and Personnel Relations from 1995 to 1997 and Director of Operations--U.S. Region and Vice Chair of the Operations Network from 1997 to 1999. Ms. Sam currently serves on the College of Engineering & Science Advisory Board for Clemson University and is a past Alumni Trustee for Grove City College. She has been one of our directors since January 1996.

   John C. Sargent is a private consultant, having retired from DuPont in 1998. He joined the Treasury Department of Conoco in 1964 and worked in a number of financial management positions with Conoco both in the United States and Europe. He became Vice President and Treasurer of Conoco in 1981 and also in 1981 became Assistant Treasurer and Director of the Treasury Division of DuPont after Conoco was acquired by DuPont. He assumed the position of Vice President and Treasurer of DuPont in 1992. He has been one of our directors since December 1995.

   Marshall C. Turner is an independent consultant and an investor in technology companies. Mr. Turner is a director of the Alliance Technology Fund, five privately held, early stage companies, and two private investment companies. He is also the Vice-Chairman of the Board of the Smithsonian's National Museum of Natural History, and a director of PBS Enterprises, Inc., and The George Lucas Educational Foundation. From 1981 through 1998, he was a founding general partner of Taylor & Turner Associates, Ltd., the general partner of several venture partnerships. He has been one of our directors since April 1996. He served on an interim basis from June 1999 to May 2000 as the Chairman of our Board of Directors and Chief Executive Officer.

Board Committees and Meetings

   Our board has appointed from among its members two standing committees and one special committee:

   The Audit Committee is presently composed of John L. Doyle, who serves as chairperson of the committee, and John C. Sargent. No member of the Audit Committee may be an employee or officer. The functions of the Audit Committee include meeting with our independent public accountants to discuss the scope and results of their examination, to review our internal audit activities and to discuss the adequacy of our accounting and control systems, to review the audit schedule and to consider any issues raised by its members, our independent public accountants and our staff or management. Each year the Audit Committee will recommend to the full board the name of an accounting firm to audit our financial statements.

   The Compensation Committee is presently composed of Gary W. Pankonien and Susan Vladuchick Sam, who serves as chairperson of the committee. No member of the Compensation Committee may be an employee or officer. The principal functions of the Compensation Committee are to review and approve our organization structure, review performance of our officers, establish overall employee compensation policies and recommend to our board major compensation programs. The Compensation Committee also reviews and approves compensation of directors and corporate officers, including salary, bonus awards, stock options and restricted stock grants, and administers our stock plans and bonus plan.

   We also established a special committee in 2000, the Pricing Committee, which was composed of Peter S. Kirlin, Gary W. Pankonien and John C. Sargent. The Pricing Committee's sole purpose was to determine the terms of our recent debt and equity financings. Having completed its mandate, the committee has been disbanded.

   During 2000, our board held five meetings in person or by telephone. Members of our board are provided with information between meetings regarding our operations and are consulted on an informal basis with respect to pending business. Such consultation from time to time leads to director action between meetings by unanimous written consent of the directors, which has occurred twice during 2000. During 2000, the Compensation Committee has held six meetings, the Audit Committee has held four meetings and acted by unanimous written consent once, and the Pricing Committee acted by unanimous consent on one occasion. Each of the incumbent directors who was a director during the fiscal 2000 year attended no fewer than 75% of the total number of meetings of our board and the total number of meetings held by all committees of our board on which such director served during the year.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS
                                  (Proposal 2)

General Information

   Our Bylaws provide that it shall be the duty of the Audit Committee to employ, subject to stockholder ratification at each annual meeting, independent accountants to audit our books of account, accounting procedures and financial statements for the year and to perform such other duties as prescribed from time to time by the Audit Committee.

   During fiscal 2000, PricewaterhouseCoopers LLP audited our annual consolidated financial statements, reviewed financial information in filings with the Securities and Exchange Commission, and provided various other services.

   Subject to ratification by stockholders, the Audit Committee has retained PricewaterhouseCoopers LLP as independent accountants to perform the examination of our financial statements for fiscal 2001 and to render other services required of them. Notwithstanding this selection, the Audit Committee may, in its discretion, direct the appointment of a different independent accounting firm at any time if the Audit Committee believes that such change would be in the our company's and our stockholders' best interest.

   Representatives of PricewaterhouseCoopers LLP are expected to be present at our annual meeting on October 24, 2000, with the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

Stockholder Approval

   The affirmative vote of a majority of the outstanding shares of our common stock present or represented and entitled to vote at the annual meeting is required for the approval of the ratification of the selection of PricewaterhouseCoopers LLP. Abstentions will be counted towards the tabulation of votes cast on this proposal and will have the same effect as negative votes.

Board Recommendation

   Our board believes that the ratification of PricewaterhouseCoopers LLP as independent accountants is in the best interest of our company and stockholders. Our board, therefore, recommends that you vote FOR such ratification and it is intended that the proxies not marked to the contrary will be so voted.

                                 OTHER BUSINESS

   Our board knows of no business to be brought before the meeting other than the proposals outlined above. If any other proposals properly come before the meeting, it is intended that the shares represented by proxies shall be voted in accordance with the judgment of the person or persons exercising the authority conferred by the proxies.

                             STOCKHOLDER PROPOSALS

   Under the present rules of the Securities and Exchange Commission and our present Bylaws, the deadline for stockholders to submit proposals to be considered for inclusion in our proxy statement for the 2001 annual meeting of stockholders is expected to be 120 days prior to September 18, 2001. Such proposals may be considered for inclusion in next year's proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws, as amended.

                       BENEFICIAL OWNERSHIP OF SECURITIES

   As of September 15, 2000, DuPont beneficially owned 6,068,272 shares (approximately 35.2%) of our common stock. As a result, DuPont has significant influence over our direction and policies including any merger, consolidation or sale of all or substantially all of our assets and the election of members of our board. DuPont has indicated its intention to vote in favor of the proposals described above.

   The following table sets forth, as of the close of business on September 15, 2000, certain information regarding beneficial ownership of shares of our common stock by:

  . Each person who is known by us to be a beneficial owner of 5% or more of our common stock;
  . Each current director, including those directors who are nominees for director;
  . Each executive officer named in the summary compensation table included herein; and
  . All our current directors and executive officers as a group.

   Our common stock is the only class of voting securities outstanding. Unless otherwise indicated, each person or entity set forth in the table has sole investment and voting power with respect to all shares shown as beneficially owned. Shares are owned beneficially and of record, unless otherwise specified.

                                                     Shares Beneficially
                                                            Owned
                                                     ------------------------
Name and Address of Beneficial Owner(1)              Number(2)       Percent
---------------------------------------              ------------    --------
E. I. du Pont de Nemours and Company................    6,068,272(3)     35.2%
  1007 Market Street
  Wilmington, Delaware 19898
Massachusetts Financial Services Company............    1,845,824        10.7
  500 Boylston Street
  Boston, Massachusetts, 02116
Peter S. Kirlin.....................................           --           *
Marshall C. Turner..................................       67,350           *
John L. Doyle.......................................       22,000           *
John W. Himes.......................................    6,068,272(4)     35.2%
John C. Hodgson.....................................    6,068,772(4)     35.2%
Gary W. Pankonien...................................       34,000           *
Susan Vladuchick Sam................................        2,500           *
John C. Sargent.....................................        7,800           *
Preston M. Adcox....................................      142,425           *
Gerard Cognie.......................................       81,194(5)        *
John M. Lynn........................................       22,250           *
Kenneth A. Rygler...................................       36,696           *
All executive officers and directors as a group (14
 persons)...........................................    6,513,374(4)     37.7%

--------
*  Less than 1%.

(1) The address for all officers and directors is 131 Old Settlers Boulevard, Round Rock, Texas 78664.

(2) Does not include shares purchasable more than 60 days after September 15, 2000 pursuant to options granted as of year end to directors and named executive officers under our stock plans, as follows:

                                                                         Option
      Executive Officer or Director                                      Shares
      -----------------------------                                      -------
      Peter S. Kirlin................................................... 190,000
      Marshall C. Turner................................................   3,250
      John L. Doyle.....................................................   7,000
      Gary W. Pankonien.................................................   7,000
      John C. Sargent...................................................   3,750
      Preston M. Adcox.................................................. 149,338
      Gerard Cognie.....................................................  68,400
      John M. Lynn......................................................  56,750
      Kenneth A. Rygler.................................................  30,900

(3) All shares are held by DuPont's wholly owned subsidiary, DuPont Chemical and Energy Operations, Inc.

(4) Includes the 6,068,272 shares beneficially owned by DuPont, which Directors Himes and Hodgson share the right to vote.

(5) Includes 48,000 shares held by Mr. Cognie's spouse as to which Mr. Cognie has disclaimed beneficial ownership.

              TRANSACTIONS AND RELATIONSHIP BETWEEN US AND DUPONT

   We have entered into a number of agreements with DuPont for the purpose of defining various past, present and prospective arrangements and transactions. These agreements were negotiated in the context of a parent-subsidiary relationship and, therefore, are not the result of negotiations between independent parties. It is our intention and the intention of DuPont that such agreements and the transactions provided for therein, taken as a whole, should accommodate the parties' interests in a manner that is fair to both parties, while continuing various mutually beneficial joint arrangements. However, because of the complexity of the various relationships between us and DuPont, we cannot assure you that all of these agreements, or the transactions provided for therein, were effected on terms at least as favorable to us as could have been obtained from unaffiliated third parties. We are only entitled to the ongoing assistance of DuPont for a limited time.

   We and DuPont may enter into additional or modified arrangements and transactions in the future. Any such future arrangements and transactions will be determined through negotiation between DuPont and us. We have adopted a policy that all future agreements between us and DuPont will be on terms that we believe are no less favorable to us than the terms we believe would be available from unaffiliated parties. In that regard, we intend to follow the procedures provided by the Delaware General Corporation Law, which includes a vote to affirm any such future agreements by a majority of our directors who are not employees of DuPont, even though such directors may be less than a quorum.

   The following is a summary of various past, present and prospective arrangements and transactions between DuPont and us:

Administrative Service Agreements

   We and DuPont have entered into several transitional administrative service agreements, pursuant to which DuPont will continue to provide various services to us, including tax consulting, information systems support and workers' compensation administration.

   Each service under the administrative service agreements is provided for a specified time period, ranging from one to two years. Since DuPont now owns less than a majority of our outstanding shares, either party may terminate these agreements subject to certain notice provisions. We are obligated to take all steps necessary to obtain our own administrative and support services prior to the termination of the administrative service agreements.

   We will be obligated to pay fees established in the administrative service agreements based upon the type and amount of services rendered. In addition, we will reimburse DuPont for any out-of-pocket expenses it incurs in connection with providing the services. We paid DuPont $2.5 million for services provided under the administrative service agreements in fiscal 2000. With the exception of the administrative service agreement entered into by the respective subsidiaries of DuPont and our company in Korea, in the absence of gross negligence or willful or reckless misconduct, DuPont's liability for damages to us for any breach of DuPont's obligations under the administrative service agreements is limited to payments made to DuPont thereunder. With respect to the administrative service agreement covering our operations in Korea, DuPont's subsidiary is not required to provide any guarantee or warranty of any nature and cannot be held liable for any claims, damages or liabilities of any kind resulting from the furnishing of the services thereunder.

Research, Development and Consulting Agreements

   We have entered into a research, development and consulting agreement with DuPont whereby DuPont will provide to us supplemental technical assistance and consulting with respect to analytical support and consulting on an as-needed basis and research projects addressing our specific needs. In exchange for the analytical support, we will pay DuPont $100,000 per calendar year. In the event the costs of these services are estimated to exceed $100,000, we can either agree to pay additional projected costs or elect not to have DuPont provide these additional services. Compensation for research project support will be determined at the time each specific project relating thereto is undertaken. The initial term of the research, development and consulting agreement expires on January 1, 2001 and automatically renews for successive one-year terms until terminated by either DuPont or us pursuant to certain procedures set forth in the research, development and consulting agreement.

   On May 1, 2000, we entered into a second research agreement with DuPont, subject to the terms and conditions of the research, development and consulting agreement described above. In the new agreement, DuPont has agreed to undertake a research project involving research and materials development in the area of advanced photomask technology. DuPont granted us a royalty-bearing, exclusive license to the technology developed under the research agreement for 157 nanometer pellicles. We will provide DuPont with a right of first refusal to supply us with materials produced using the technology, and we will pay DuPont a royalty on the sale of 157 nanometer pellicles manufactured using those materials. In consideration for DuPont's prior work in the field of pellicles, we paid DuPont $250,000 at the commencement of the research agreement , and we will pay DuPont a total of approximately $2.5 million for the services provided by DuPont, payable in equal quarterly installments over the term of the research agreement. In addition, we will pay approximately $138,000 to DuPont for equipment leasing and approximately $175,000 for materials synthesis. The new research agreement terminates on December 31, 2001.

Tax Indemnification Agreement

   We have entered into a tax indemnification agreement with DuPont pursuant to which we will pay DuPont, or DuPont will pay us, as appropriate, amounts in respect of taxes shown as due attributable to our operations for the period ending on the date on which we cease to be a member of the DuPont consolidated group. DuPont will indemnify us and our subsidiaries from liability for certain matters, net of corresponding tax benefits, including any federal, state or local taxes attributable to any affiliated or combined group of which we were a member at any time prior to June 13, 1996 and any federal, state or local income or other tax for any period up to and including June 13, 1996. We will indemnify DuPont and its subsidiaries from liability for certain matters, including any federal, state or local income or other taxes attributable to our operations following June 13, 1996. In connection with the sale of our 31% equity interest in DuPont Korea, Ltd. to DuPont, to the extent there is a loss, any tax benefit attributable to such loss will be for DuPont's benefit at such time as DuPont beneficially owns 50% or less of our outstanding common stock and we have received the benefit from the Internal Revenue Service.

   The tax indemnification agreement will require payments of claims to be made within 30 days of the date a written demand for the claim is delivered. Interest accrues on payments that are not made within 10 days of the final due date at the rate applicable to the underpayments of the applicable tax. Any disputes concerning the calculation or basis of determination of any payment provided under the tax indemnification agreement will be resolved by a law firm or an accounting firm selected jointly by the parties.

Environmental Indemnification Agreement

   We have entered into an environmental indemnification agreement with DuPont pursuant to which DuPont will generally indemnify us against substantially all liabilities relating to any environmental contamination present on our manufacturing sites and those of our subsidiaries as of June 13, 1996 or present on any other site as a result of our manufacturing operations and those of our subsidiaries prior to June 13, 1996.

   In the event that the parties cannot determine with reasonable certainty, following good faith negotiations, whether the contamination was caused by activities occurring before or after June 13, 1996, the environmental indemnification agreement provides for a mechanism whereby the liability associated with any such claim is allocated according to the following: DuPont bears 100% of the liability associated with claims filed by us with regard to such contamination prior to June 13, 1996; DuPont's liability for claims filed following June 13, 1996 declines at the rate of 20% per year; and DuPont has no liability for such claims filed after June 13, 2001.

   The environmental indemnification agreement includes procedures for notice and payment of indemnification claims and generally provides that the party bearing the majority of the liability will assume the defense of such claim and will control any negotiation or remediation activities.

Credit Agreement

   At June 30, 2000, we had a credit agreement with DuPont, which was comprised of two separate facilities for $100 million each.

   The first facility expires in 2001 and any advances bear an interest rate at LIBOR plus 0.25% per annum. At our option, advances under this credit facility are convertible into term loans with maturities up to seven years. We have borrowed a maximum of $75 million under this credit facility and, at June 30, 2000, borrowings of $50 million were outstanding under this credit facility. In July, 2000 this credit facility was amended to increase the interest charged on outstanding amounts from LIBOR plus 0.25% per annum to LIBOR plus 1.875% per annum and terminate our ability to convert outstanding amounts into term loans.

   The second facility had a term of three years and outstanding amounts bore interest at 0.25% per annum for the first two years and LIBOR plus 0.25% per annum for the third year. We borrowed a maximum of $100 million under this credit facility and, at June 30, 2000, borrowings of $100 million were outstanding under this credit facility. The amounts loaned under this facility were unsecured and the agreement contains various representations, covenants and events of default. For example, it provides that, without DuPont's prior written consent, we will not incur, create, assume or permit to exist any indebtedness, including guarantees on indebtedness, in addition to the indebtedness under the amended credit agreement. At June 30, 2000 we were in compliance with all of the loan covenants. In July 2000, we repaid all outstanding balances and then terminated this credit facility.

Corporate Tradename and Trademark Agreement

   We have entered into a corporate tradename and trademark agreement with DuPont whereby DuPont licenses to us the following:

  . Use of the tradename "DuPont" as part of our corporate name;

  . Use of the tradename "DuPont" as part of the name of our affiliated companies; and

  . Use of the trademark DuPont in Oval as part of our corporate logo.

   DuPont may terminate the corporate tradename and trademark agreement upon two years' prior written notice in the event that DuPont and/or its affiliates cease to hold 20% of our total outstanding common stock and upon 90 days' written notice in the event that:

  . DuPont ceases to be the largest holder of our common stock;

  . We purport to assign or otherwise transfer the corporate tradename and trademark agreement without DuPont's written consent; or

  . We use the tradename "DuPont" other than under the terms of the corporate tradename and trademark agreement.

   In addition, DuPont may terminate the corporate tradename and trademark agreement upon 90 days' written notice for any reason after January 1, 2008. In the corporate tradename and trademark agreement, we grant DuPont the right to inspect and test products manufactured by or for us and intended to be sold bearing the DuPont in Oval logo to determine uniform quality and compliance with quality standards of DuPont and agree to hold DuPont harmless from any and all liabilities arising from the manufacture, sale, transportation, storage or use of products manufactured by or for us bearing the DuPont in Oval logo. Upon termination of the corporate tradename and trademark agreement, we will be obligated to:

  . Change our name so that the tradename "DuPont" is omitted;

  . Cease to use the tradename "DuPont" or any similar tradename as part of our corporate name or in any other manner whatsoever; and

  . Cease to use the DuPont in Oval logo.

Registration Rights Agreement

   Under a registration rights agreement between DuPont and us, DuPont and its assignees are entitled to various rights with respect to the registration of shares they hold under the Securities Act of 1933. Subject to limitations, including a minimum registration of over 1,000,000 shares, DuPont and its assignees have the right to require us to register the sale of all or part of the shares they hold under the Securities Act of 1933. DuPont and its assignees are entitled to request up to an aggregate of three remaining demand registrations. DuPont and its assignees are also entitled to include the shares of common stock they hold in a registered offering of securities by us for their own account, subject to conditions and restrictions. In addition, the registration rights agreement contains certain indemnification provisions by us for the benefit of DuPont and its assignees as well as any potential underwriter and by DuPont and its assignees for the benefit of us and related persons. DuPont and its assignees may transfer its registration rights under the registration rights agreement without our prior approval.

Teflon AF Agreement

   In June 2000, DuPont entered into an agreement with us to supply us with all of our requirements for Teflon AF fluoropolymer resins for use in making pellicles. The agreement has an initial term of three years, and is automatically renewed for an additional year on each anniversary date of the agreement unless we or DuPont decline to renew, in which case the agreement will terminate upon the expiration of the remaining term. The agreement also provides us with a license to use the patent underlying Teflon AF if DuPont ceases to make Teflon AF, terminates the agreement or sells its Teflon AF business.

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Under Section 16(a) of the Securities Exchange Act of 1934, directors, certain officers and beneficial owners of 10% or more of our common stock are required from time to time to file with the Securities and Exchange Commission reports on Forms 3, 4 or 5, relating principally to transactions in our securities by such persons. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us during fiscal year 2000 and thereafter, Forms 5 and amendments thereto furnished to us with respect to fiscal year 2000, and any written representations received by us from a director, officer or beneficial owner of more than 10% of our common stock that no Form 5 is required, we believe that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934 during fiscal 2000.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   The Compensation Committee currently consists of Gary W. Pankonien and Susan Vladuchick Sam, who serves as the chairperson of the Committee. Neither of these individuals was an officer or employee of the Company at any time during fiscal 2000 or at any other time. None of our current executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our board or the Compensation Committee.

                         COMPENSATION COMMITTEE REPORT

   The Compensation Committee is responsible for reviewing and approving our organization structure, reviewing performance of our officers, establishing overall employee compensation policies and recommending to our board major compensation programs. The Compensation Committee also reviews and approves compensation for our directors and corporate officers, including salary, bonus awards and stock option and restricted stock grants, and administers our stock plans and bonus plan.

   The Compensation Committee has designed a compensation program intended to attract and motivate our employees. The Compensation Committee believes that compensation should be tied to our long-term performance and benefit to our stockholders. As such, a significant portion of our management's compensation is tied to the performance of our long-term total stockholder return. The Compensation Committee periodically reviews our compensation programs in comparison with similarly situated companies and amends our programs accordingly to assure that our compensation programs are competitive within the industry and carry out our objectives.

Base Salaries

   Base salaries for our employees are targeted to be competitive with similarly situated companies. Base salaries are determined by evaluating levels of responsibility, prior experience and breadth of knowledge, as well as internal equity issues and external pay practices. Increases to base salaries are driven primarily by individual employee performance.

   At September 1, 2000, the annualized base salaries for Messrs. Kirlin, Adcox, Cognie, Lynn, Stoecker and Rygler were $350,004, $320,000, 1,224,942 French Francs (approximately $168,159 using a September 1, 2000 conversion), $194,568, $225,000 and $200,000, respectively.

Employment Agreements

   We have entered into employment agreements with Messrs. Kirlin and Stoecker providing base annual salaries for each in the amount of $350,000 and $225,000, respectively, and each for a three year term. Under the terms of each of these agreements, including options as described under the section of this proxy statement entitled Executive Compensation and Other Information and other benefits more fully described in the agreements, Messrs. Kirlin and Stoecker are entitled to receive severance benefits if their employment is terminated, either actually or constructively (as defined in the agreements) within 12 months after a change-in-control of the company (as defined in the agreements). With regard to Mr. Kirlin, these benefits include a lump-sum severance payment equal to 12 months' salary and the immediate accelerated vesting of any of the outstanding 190,000 options originally granted to Mr. Kirlin upon commencement of employment as follows: (a) 25% acceleration if the termination occurs within one year from the hire date, (b) 50% acceleration if the termination occurs within two years from the hire date, and (c) 100% acceleration if the termination occurs within three years from the hire date. With regard to Mr. Stoecker, these benefits include a lump-sum severance payment equal to nine months' salary and the immediate vesting of any of Mr. Stoecker's outstanding stock options. Messrs. Kirlin and Stoecker will also receive, among other benefits, the lump-sum severance payments outlined above in the event either is terminated without cause or for good reason (as each such term is defined in the agreements), except that in the event of a termination for good reason, Mr. Stoecker will only be eligible for this payment if such termination occurs within 12 months from the hire date.

   We have also entered into an employment agreement with Mr. Adcox providing for a fiscal year 2001 salary of $320,000, a grant of options as described under the section of this proxy statement entitled Executive Compensation and Other Information, and other benefits more fully described in the agreement. Mr. Adcox's employment agreement also provides Mr. Adcox the ability to move into a part-time position with the company for two years after he leaves full time employment with the Company. The terms of Mr. Adcox's options are governed by the 1997 Stock Option and Restricted Stock Plan which contains accelerated vesting provisions upon a change of control (as defined in the 1997 Stock Option and Restricted Stock Plan).

Bonus Plan

   We maintain an annual incentive or bonus plan for our employees. Employees are selected by the Compensation Committee to participate in the bonus plan based upon the recommendation of our Chief Executive Officer. The bonus plan provides for target bonus grants to be established based on the position of the employee and to be computed as a percentage of the employee's base salary. The bonus plan provides that a performance goal based primarily on our earnings will be set by our board, and the amount of bonus will be calculated based on the employee's target bonus grant, our performance compared with the performance goal and individual contributions by the employee.

   The Compensation Committee authorized, at the recommendation of our Chief Executive Officer, bonuses to be awarded to selected employees, including executive officers, aggregating $4.5 million for 2000.

Compliance with Internal Revenue Code Section 162(m)

   Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of their executive officers. The limitation applies only to compensation that is not considered to be performance-based compensation. Compensation that qualifies as performance-based compensation will not have to be taken into account for purposes of this limitation. The 1997 Stock Option and Restricted Stock Plan contains certain provisions which are intended to assure that any compensation deemed paid in connection with the exercise of stock options granted under that plan with an exercise price equal to the market price of the option shares on the grant date will qualify as performance-based compensation. The non-performance based compensation to be paid to our executive officers for 2000 did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to individual executive officers for 2001 will exceed that limit. Because it is very unlikely that the compensation payable to any of our employees in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided not to take any other action to limit or restructure the elements of cash compensation. The Compensation Committee will reconsider this decision should the individual compensation of any employee ever approach the $1 million level.

Compensation of Chief Executive Officer

   In setting compensation payable to the Chairman of our Board and Chief Executive Officer, the Compensation Committee has taken into consideration Mr. Kirlin's education, prior accomplishments and strategic leadership in our industry and has sought to be competitive with companies of similar size and characteristics within the industry. Given that consideration, Mr. Kirlin's base salary is tied to both company and personal performance. We have entered into a three-year employment agreement with Mr. Kirlin providing for an annual salary of at least $350,000 and a cash bonus. Mr. Kirlin's target bonus opportunity is 75% of his base salary, but his actual bonus could range from 0% to 150% of his base salary, depending on Mr. Kirlin's performance and the overall size of our bonus pool. We have also granted Mr. Kirlin 190,000 options, all of which are time vesting with varying schedules, the maximum of which is six years. However, 40,000 of those options will accelerate and vest immediately should the price of our common stock trade at a price per share equal to three times the exercise price for 30 days consecutively within the first five years of the date of grant, or if the Company is sold for a per-share price exceeding that amount. Mr. Kirlin's employment agreement also contains severance payments that are more fully discussed in the section of this report entitled Employment Agreements.

   Respectfully submitted by The Compensation Committee,
     Gary W. Pankonien
     Susan Vladuchick Sam, Chairperson

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                           Summary Compensation Table

   The following table sets forth, for the years ended June 30, the compensation paid to our named officers, a group consisting of our chief executive officers and our four other most highly compensated executive officers for the year ended June 30, 2000.

                                                     Long-term
                           Annual Compensation  Compensation Awards
                          --------------------- -------------------
                                                    Securities
Name and Principal                                  Underlying         All Other
Position                  Year Salary   Bonus       Options(#)      Compensation(3)
------------------        ---- ------- -------- ------------------- ---------------
Peter S. Kirlin (1)...... 2000 $72,916       --       190,000               --
  Chairman and Chief
   Executive Officer

Marshall C. Turner (2)... 2000 259,854       --        20,100           $9,072
  Former Chairman and
   Chief Executive        1999  52,780       --        34,500               --
  Officer                 1998  20,000       --         3,000               --

Preston M. Adcox......... 2000 275,967 $195,000       122,600            7,319
  President and Chief
   Operating Officer      1999 246,100  116,000        35,100            8,754
                          1998 261,038       --        36,750            7,296

Gerard Cognie (4)........ 2000 167,975  105,000        28,600               --
  Executive Vice
   President-European     1999 163,082   75,000        39,900(5)            --
  Operations              1998 176,629       --        22,100               --

John M. Lynn............. 2000 178,313   83,000        43,100            7,097
  Executive Vice
   President-General      1999 150,739   64,000        34,000(5)         5,259
  Counsel and Secretary   1998 146,704       --         5,000            4,370

Kenneth A. Rygler........ 2000 189,271   82,000        22,100            7,535
  Executive Vice
   President-Worldwide    1999 167,702   61,000        23,800(5)         5,549
  Marketing and Strategic
   Planning               1998 173,034       --        10,800            4,700

--------
(1) Mr. Kirlin joined us as our Chief Executive Officer and Chairman of our Board in May 2000. Mr. Kirlin's salary represented here is compensation paid to him since he joined us in May.
(2) Mr. Turner joined us as an employee in June 1999 and stepped down as our Chief Executive Officer and Chairman of our Board in May 2000. Mr. Turner's compensation package was calculated on the basis that he devoted approximately 80% of his time to his position.
(3) Matching contributions made by us pursuant to our defined contribution retirement plan.
(4) Mr. Cognie is paid in French Francs. The figures shown were calculated using an exchange rate for fiscal 2000 of 6.6 Francs to the dollar, for fiscal 1999 of 6.3 Francs to the dollar and for fiscal 1998 of 6.0 Francs to the dollar.
(5) Includes re-priced options of 22,100, 16,000 and 10,800 for Cognie, Lynn and Rygler, respectively, that were re-granted in connection with our re-pricing program effected in September 1998.

                           Option Grants in Last Year

   The following table sets forth information regarding options to purchase shares of our common stock granted to our named officers in fiscal 2000. We have not granted any stock appreciation rights.

                                                                                 Potential Realizable
                                                                                   Value at Assumed
                                      % of Total                                Annual Rates of Stock
                                       Options                                  Price Appreciation for
                           Options    Granted to Exercise                            Option term
                           Granted     Company     Price     Grant   Expiration ----------------------
Name                     (#)(1)(2)**  Employees  ($/Share)   Date       Date        5%         10%
----                     -----------  ---------- --------- --------- ----------     --         ---
Peter S. Kirlin.........   190,000(3)    14.6%    $58.53   5/03/2000 5/03/2010  $7,195,199 $18,983,496
Marshall C. Turner......    20,000        1.5%     48.06   4/18/2000 4/18/2003     183,409     400,830
Marshall C. Turner......       100(4)       *      53.62   4/19/2000 4/19/2010       3,469       9,153
Preston M. Adcox........    35,000        2.7%     48.06    8/2/1999  8/2/2009   1,088,335   2,871,414
Preston M. Adcox........    40,000(5)     3.1%     48.06   4/18/2000 4/18/2010   1,243,811   3,281,617
Preston M. Adcox........    47,500(5)     3.6%     48.06   4/18/2000 4/18/2007     954,314   2,300,931
Preston M. Adcox........       100(4)       *      53.62   4/19/2000 4/19/2010       3,469       9,153
Gerard Cognie...........    18,500(6)     1.4%     48.06    8/2/1999  8/2/2009     575,263   1,517,748
Gerard Cognie...........    10,000(6)       *      48.06   4/18/2000 4/18/2010     310,953     820,404
Gerard Cognie...........       100(6)       *      53.62   4/19/2000 4/19/2010       3,469       9,153
Kenneth A. Rygler.......    12,000          *      48.06   8/02/1999 8/02/2009     373,143     984,485
Kenneth A. Rygler.......    10,000          *      48.06   4/18/2000 4/18/2010     310,952     820,404
Kenneth A. Rygler.......       100(4)       *      53.62   4/19/2000 4/19/2010       3,469       9,153
John M. Lynn............    13,000        1.0%     48.06   8/02/1999 8/02/2009     404,239   1,066,525
John M. Lynn............    30,000        2.3%     48.06   4/18/2000 4/18/2010     932,858   2,461,212
John M. Lynn............       100(4)       *      53.62   4/19/2000 4/19/2010       3,469       9,153

--------
*  Less than 1%.
** Options granted can be exercised through cash, cashless and stock swap methods.
(1) Options granted to Messrs. Adcox, Lynn and Rygler are non-qualified stock options that become exercisable over a four-year period at the rate of 25% per year. Options granted to Mr. Turner are non-qualified stock options that become exercisable six months from the date of grant.
(2) The options will automatically accelerate in full in the event we are acquired by merger or asset sale or otherwise undergo a change in control (whether effected through the successful completion of a tender offer for more than 25% of our outstanding voting stock or a change in the majority of the board effected through one or more contested elections for Board membership). The options may be exercised by tendering shares of stock valued at the fair market value on the exercise date and held for at least 6 months or upon confirmation of ownership of such share. The options may also be exercised via a same-day-sale program through a designated broker.
(3) Options granted to Mr. Kirlin become exercisable under three different tranches. 8,540 of these options are qualified and 181,460 are non-qualified. A 100,000 tranche of options become exercisable ratably over five years on the anniversary date. A 40,000 tranche of options become exercisable after six years and is accelerated if the price of the Common Stock trades at a price per share of Common Stock equal to three times the exercise price for thirty (30) days consecutively, within the first five
    (5) years of the date of grant or if the Company is sold for a per-share price exceeding that amount. A 50,000 tranche becomes exercisable ratably over four years on each anniversary date in the following sequence 8%, 14%, 31% and 47% respectively.
(4) These options were granted as part of a Company wide grant to all employees and become exercisable over a one-year period of time from date of grant.
(5) Options granted Mr. Adcox become exercisable 1/3 on May 1, 2001, 2002 and 2003.
(6) Options granted to Mr. Cognie are non-qualified stock options that become exercisable on the fifth anniversary from the grant date.

                    Aggregated Option Exercises in Last Year
                           and Year-End Option Values

   The following table sets forth information regarding the exercisable and unexercisable options to acquire our common stock granted to our named officers.

                                                                                      Value of In-The-Money
                                                  Number of Unexercised Options        Unexercised Options
                           Shares                          at Year-End                   at Year-End(1)
                         Acquired on    Value    ------------------------------- -------------------------------
Name                     Exercise(#) Realized($) Exercisable(#) Unexercisable(#) Exercisable($) Unexercisable($)
----                     ----------- ----------- -------------- ---------------- -------------- ----------------
Peter S. Kirlin.........       --           --           --         190,000        $       --      $1,894,300
Marshall C. Turner......       --           --       44,500          26,100         1,292,598         604,366
Preston M. Adcox........       --           --       93,579         167,363         3,971,165       3,580,036
Gerard Cognie...........       --           --       29,664          68,400         1,527,696       2,388,015
Kenneth A. Rygler.......   11,733     $347,747       25,764          39,850         1,292,171       1,257,392
John M. Lynn............       --           --        8,500          68,500           384,625       2,032,795

--------
(1) The closing price per share of our common stock on June 30, 2000 was $68.50.

                             DIRECTOR COMPENSATION

   Directors who are one of our officers receive no additional compensation for serving on our board. All other directors who are not employed by DuPont receive an annual fee of $20,000. Mr. Doyle is party to an arrangement with us whereby he provides consulting services in the area of human resource management and principles at a fee of $3,500 per day, not to exceed five days per year. There were no payments to Mr. Doyle in 2000 under this agreement.

Second Amended and Restated Non-Employee Directors' Stock Option Plan

   The purpose of the Second Amended and Restated Non-Employee Directors' Stock Option Plan is to allow us to recruit and retain qualified outside directors to serve on our board. Under this plan, each director who was not an employee, and who is not precluded by his or her employer from receiving such grant, receives a one-time grant of options to purchase 12,000 shares of our common stock upon first joining our board. Thereafter, each non-employee director receives, during his or her tenure as a director, an annual grant of options covering 5,000 shares as of the first day of the month following our annual meeting of stockholders. Directors who are first elected to our board within the 60-day period immediately preceding our annual meeting of stockholders and who at the time of their election received the one-time grant of options to purchase 12,000 shares described above, will not, under the terms of this plan, receive an additional grant of 5,000 shares as of the first of the month following such annual meeting. Upon exercise of an option, payments of the purchase price for the stock subject to the exercise will be made in cash. Under the terms of this plan, no more than 25% of the total number of shares of stock granted under an option may become exercisable in any given year following the grant. Currently, 250,000 shares have been reserved for issuance under this plan. Under this plan, prior to its amendment, Directors Doyle, Pankonien and Turner were granted options to purchase 3,000 shares of our common stock, at $35.56 per share, on November 1, 1996 and 3,000 shares of our common stock, at $44.81 per share, on November 1, 1997. Further, Directors Doyle, Pankonien, Sargent and Turner were granted options to purchase 5,000 shares of our common stock, at $32.81 per share, on November 2, 1998. Options granted under this plan were not subject to our September 21, 1998 option re-pricing. Further, Directors Doyle, Pankonien, Sargent and Sam were granted options to purchase 5,000 shares of our common stock, at $48.00 per share, on November 1, 1999.

                               PERFORMANCE GRAPH

   The graph set forth below compares the cumulative total return as of the end of the company's most recent fiscal year on $100 invested in our common stock, the Nasdaq Composite Index, Philadelphia Semiconductor Index, and an industry peer group on June 14, 1996, the first trading date, assuming the reinvestment of all dividends. The industry peer group used includes the following issuers:
Align-Rite International, Inc. (Nasdaq--MASK); Electroglas, Inc. (Nasdaq--
EGLS); Etec Systems (Nasdaq--ETEC); KLA-Tencor Corporation (Nasdaq--KLAC); Novellus Systems, Inc. (Nasdaq--NVLS); Photronics, Inc. (Nasdaq--PLAB) and Ultratech Stepper, Inc. (Nasdaq--UTEK). The stock performance set forth below is not necessarily indicative of future price performance.




                              [PERFORMANCE GRAPH]

                                 6/14/96 6/30/96 6/30/97 6/30/98 6/30/99 6/30/00
                                 ------- ------- ------- ------- ------- -------
DPMI                             $100.00 $120.00 $317.65 $202.94 $281.94 $402.94
Nasdaq Composite                 $100.00  $97.88 $118.87 $156.18 $221.41 $326.92
Industry Peer Group              $100.00  $88.73 $155.91 $122.17 $167.45 $326.70
Philadelphia Semiconductor Index $100.00  $91.32 $159.83 $128.54 $253.21 $596.14

                            DUPONT PHOTOMASKS, INC.
           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS OCTOBER 24, 2000

                                     PROXY

     The undersigned hereby appoints Gerd Stoecker and John M. Lynn, or any one or more of them, with full power of substitution, the attorneys and proxies for the undersigned to vote the shares of common stock of DuPont Photomasks, Inc., a Delaware corporation, held of record by the undersigned at the close of business on September 1, 2000, at the annual meeting of stockholders of the company to be held at the Driskill Hotel, 604 Brazos Street, Austin, Texas 78701, on Tuesday, October 24, 2000 at 10:00 a.m. local time, and at any adjournment or postponements thereof, as follows:

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COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENT/ADDRESS CHANGE ON REVERSE SIDE.

                   (Continued and to be signed on other side)

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                            - FOLD AND DETACH HERE -

PLEASE BE ADVISED THAT OUR TRANSFER AGENTS IS:

               FIRST CHICAGO TRUST COMPANY, A DIVISION OF EQUISERVE
               P.O. BOX 2500
               JERSEY CITY, N.J. 07303-2506
               1-800-446-2617
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/X/   PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE PERSONS SET FORTH HEREIN AS DIRECTORS AND THE OTHER PROPOSALS.

                                              FOR      WITHOLD AUTHORITY

1. Nominees: John L. Doyle, John W. Himes     / /              / /
    and John C. Hodgson

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name on the following line.)____________________________________

                                              FOR      AGAINST   ABSTAIN

2. Ratification of PricewaterhouseCoopers     / /      / /       / /
   LLP as independent accountants

3. As such proxies may in their discretion    / /     / /       / /
   determine upon such other matters as may properly come before the meeting.

THIS PROXY SHALL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS GIVEN, AND IN THE ABSENCE OF SUCH INSTRUCTIONS, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE, ALL OF THE PROPOSALS SET FORTH ABOVE AND SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

          -----------------------------------------------------------

          -----------------------------------------------------------
             SIGNATURE(S)                              DATE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
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                            -FOLD AND DETACH HERE -

PLEASE NOTE

     THIS PROXY IS TO BE VOTED AS DIRECTED. IN THE ABSENCE OF SPECIFIC DIRECTION, IT IS INTENDED TO VOTE THE SHARES REPRESENTED BY THIS PROXY FOR THE ELECTION OF JOHN W. HIMES, JOHN L. DOYLE AND JOHN C. HODGSON AS DIRECTORS AND FOR THE OTHER PROPOSALS.

     You are urged to sign and return your proxy without delay in the return envelope provided for that purpose, which requires no postage if mailed in the United States or Canada.

     When signing this proxy, please date it and take care to have the signature conform to the stockholder's name as it appears on this side of the proxy. If shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees and guardians should so indicate when signing.

                         PLEASE SEND IN YOUR PROXY
                         In order that there may be proper representation at the annual meeting, each stockholder, whether he or she owns one or more shares, is requested to sign this proxy and return it promptly in the enclosed envelope.

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